NEWS RELEASE for February 21, 2007 at 10:00 AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND GILLETTE EXPAND THEIR COLLABORATION TO DEVELOP AND COMMERCIALIZE AN ADDITIONAL LIGHT-BASED HAIR REMOVAL DEVICE FOR HOME USE

        BURLINGTON, MA (February 21, 2007) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that Palomar and The Gillette Company, part of The Procter & Gamble Company (NYSE:PG), agreed to expand the Joint Development Program that began on February 14, 2003. The expanded program will focus on the development of an additional home use, light-based hair removal device for women.

        Palomar will complete certain development activities in consultation with Gillette during an eleven month program, scheduled to end by January 13, 2008. Gillette will provide Palomar with development payments of approximately $1.2 million and an additional $300,000 upon the completion of certain deliverables. The deliverables and timing may be adjusted during development by mutual agreement. At the conclusion of this development program, Gillette will consult with Palomar to determine next steps for development and commercialization.

        Chief Executive Officer Joseph P. Caruso commented, “After four years of successful development and receipt of the first over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a home use, light-based hair removal device, we are extremely pleased with the decision to work on an additional device. We have proven that we can produce a safe and effective light-based home product to be sold directly to consumers. Professional light-based hair removal treatments are among the most popular cosmetic treatments offered today with millions of treatments performed each year. However, years ago, we recognized that if light-based hair removal could be brought into the home, the market opportunity would be vastly larger and would further increase professional system sales by increasing consumer awareness. With that in mind, we invested significant resources in research, development and patent protection to make this a reality and ensure that Palomar would be both the first to the marketplace and the leader with this innovative technology. Our relationship with Gillette provides us with the world-class manufacturing, marketing, and distribution expertise to address this high-potential market. We are energized by the expansion of this program and eager to complete this additional product.”

        Palomar and Gillette also today executed an Amended and Restated Development and License Agreement which amends and restates the original Development and License Agreement entered into by Palomar and Gillette on February 14, 2003. Prior amendments made to the original Development and License Agreement are incorporated into the Amended and Restated Development and License Agreement as well as several new amendments which the parties believe will allow for more open collaboration through commercialization.

        For more information, please see the Amended and Restated Development and License Agreement and Amendment #1 to the Amended and Restated Development and License Agreement filed as Exhibits 99.2 and 99.3 to a Current Report on Form 8-K filed today.

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Palomar — Page 2

        About Palomar Medical Technologies, Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. On December 8, 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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